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                                                                   Exhibit 4.5.1

                   SECOND AMENDMENT TO THE MOVIE GALLERY, INC.
                                 2003 STOCK PLAN

         This Second Amendment to the Movie Gallery, Inc. 2003 Stock Plan is effective as of this 10th day of June, 2005, with reference to the following facts:

         A. The Board of Directors of Movie Gallery, Inc. (the "Company") voted to amend the Company's 2003 Stock Plan (the "2003 Plan") to reserve an additional 3,500,000 shares of Company's common stock for future grants of awards under the 2003 Plan at a duly noticed meeting of the Board of Directors held on March 17, 2005.

         B. The stockholders of the Company duly and validly approved the amendment to the 2003 Plan to reserve an additional 3,500,000 shares of Company's common stock for future grants of awards under the 2003 Plan at the Annual Meeting of Stockholders of the Company held on June 9, 2005 in Atlanta, Georgia.

         Effective as of the date hereof, the 2003 Plan is hereby amended as follows:

         1. Section 6 of the Company's 2003 Plan, as amended to date, is hereby further amended and restated in its entirety as follows:

         "6. STOCK

                     The stock issued to Purchasers or subject to Options granted under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Common Stock. The aggregate number of Shares which may be issued under the Plan shall not exceed the sum of (i) 4,837,525 Shares plus (ii) up to 2,830,224 additional Shares representing the number of shares reserved for issuance under the Predecessor Plan pursuant to "Options" (as defined therein) outstanding under the Predecessor Plan as of the effective date referred to in Section 3 to the extent that such "Options" expire or are terminated, in whole or in part, without being exercised. The number of Shares subject to Options or other rights outstanding at any time shall not exceed the number of Shares remaining available for issuance under the Plan. In the event that any outstanding Option or other right for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option or other right may again be made subject to an Option or other right. No eligible person shall be granted Options or other rights during any 12-month period covering more than 250,000 Shares. The limitations established by this Section 6 shall be subject to adjustment in the manner provided in Section 14 hereof upon the occurrence of an event specified in that Section."

                                        MOVIE GALLERY, INC.


                                        By: /s/ S. Page Todd
                                           ------------------------------------
                                             Name:  S. Page Todd
                                             Title:  Executive Vice President